EXHIBIT 10.2

VERDE REALTY

DEFERRED COMPENSATION PLAN

(Effective as of January 1, 2009)

Mayer Brown LLP

Chicago

VERDE REALTY

DEFERRED COMPENSATION PLAN

(Effective as of January 1, 2009)

SECTION 1

General

1.1 History, Purpose and Effective Date. Verde Group Incorporated (“VGI”) previously established a deferred compensation program (the “Plan”) for its eligible employees. VGI was merged into Verde Realty (the “Company”) and the Company assumed all of VGI’s obligations with respect to the deferred compensation plan by operation of law. The Plan terms have previously been communicated to eligible employees by means of election forms and summaries of the Plan. The following provisions set forth the provisions of the Plan as in effect as of January 1, 2009 (the “Effective Date”) in the form of “Verde Realty Deferred Compensation Plan”. The Plan is not intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or to be subject to Part 2, 3 or 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). It is intended that the provisions of the Plan conform to the requirements of section 409A of the Code and the Plan will be interpreted in all respects in accordance with such requirements.

1.2 Related Companies and Employers. The term “Related Company” means any corporation or trade or business during any period which it is, along with the Company, a member of a controlled group of trades or businesses, as described in section 414(b) and 414(c), respectively, of the Code. The Company and each Related Company which, with the consent of the Company, adopts the Plan are referred to herein collectively as the “Employers” and individually as an “Employer.” Any entity that was an “Employer” under the Plan immediately prior to the Effective Date shall continue as an Employer under the Plan from and after the Effective Date, in accordance with the terms and conditions of the Plan.

1.3 Plan Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Administrative Committee”) appointed by the Board of Trustees of the Company (the “Board”). Unless otherwise provided by the Board, the Administrative Committee shall be the Compensation Committee of the Board; provided, however, that the Administrative Committee or the Board may delegate the day-to-day administrative duties with respect to the Plan to any person or persons selected by it. Any interpretation of the Plan by the Administrative Committee or its delegate and any decision made by the Administrative Committee or its delegate on any other matter within its discretion is final and binding on all persons.

1.4 Nonalienation. Benefits payable to any person under the Plan may not be voluntarily or involuntarily assigned or alienated.

1.5 Source of Benefits. The amount of any benefit payable under the Plan will be paid from the general revenues of the Employer with respect to whose former employee the benefit is payable. If a Participant (as defined in subsection 2.1) has been employed by more than one Employer, the portion of his Plan benefit payable by each such Employer shall be equal to the portion of the Participant’s Account (as described in subsection 4.1) which is attributable to compensation otherwise payment to him from that Employer. An Employer’s obligation under the Plan shall be reduced to the extent that any amounts due under the Plan are paid from one or more trusts, the assets of which are subject to the claims of the general creditors of the Employer or any affiliate thereof, or from an insurance policy owned by the Employer; provided, however, that nothing in this Plan shall require the Company or any Employer to establish any trust to provide benefits under the Plan or to purchase an insurance policy. No employee or other individual entitled to benefits under the Plan shall have any right, title or interest whatsoever in any assets of the Company, any of the other Employers or any Related Company or to any investment reserves, accounts or funds that the Company or any other Employer may purchase, establish or accumulate to aid in providing the benefits under the Plan.

1.6 Notices. Any notice or document required to be given to or filed with an Employer or the Administrative Committee shall be considered to be given or filed if mailed by registered or certified mail, postage prepaid, to the Secretary of the Company, at the Company’s principal executive offices.

1.7 Applicable Law. The Plan shall be construed and administered in accordance with the internal laws of the State of Maryland.

1.8 Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

1.9 Plan Year. The Plan Year shall be the calendar year.

1.10 Action by Employers. Any action required or permitted to be taken under the Plan by any Employer which is a corporation or real estate investment trust, shall be by resolution of its board of directors or board of trustees, as applicable, or by a person or persons authorized by its board of directors or board of trustees, as applicable. Any action required or permitted to be taken by an Employer which is a partnership shall be by a general partner of such partnership or by a duly authorized officer thereof.

1.11 Supplements. The provisions of the Plan as applied to any Employer or to any group of employees of any Employer may, with the consent of the Company, be modified or supplemented from time to time by the adoption of one or more Supplements. Each Supplement shall form a part of the Plan as of the Supplement’s effective date. In the event of any inconsistency between a Supplement and the Plan document, the terms of the Supplement shall govern.

SECTION 2

Participation

2.1 Participation. The Administrative Committee shall establish from time to time the class of management or highly-compensated employees of each Employer who shall be eligible to participate in the Plan; provided, however, that the class of eligible employees of each Employer shall be limited to employees who are members of a select group of management or highly compensated employees within the meaning of section 401(a)(1) of ERISA. An eligible employee shall become eligible to participate in the Plan on the date that he is first designated as an eligible employee by the Administrative Committee. An eligible employee shall become a “Participant” in the Plan on the first day of the Plan Year for which he files a Deferral Election (as defined in subsection 3.1). Notwithstanding any provision of the Plan to the contrary, individuals who are not treated as common law employees by an Employer on its payroll records are excluded from Plan participation even if it is later determined (whether by judicial or administrative action or otherwise) that such individual is or was a common law employee of an Employer.

2.2 Plan Not Contract of Employment. The Plan does not constitute a contract of employment, and nothing in the Plan will give any Participant either the right to be retained in the employ of any Employer, or any right or claim to any benefit under the Plan, except to the extent specifically provided under the terms of the Plan.

SECTION 3

Deferral Elections

3.1 Deferral Elections. Subject to such additional terms, conditions and limitations as the Administrative Committee may from time to time impose and the terms and conditions of the Plan, by filing a “Deferral Election” with the Administrative Committee in accordance with the provisions of the Plan, an eligible employee may make an election (a) to have Restricted Shares (as defined in the Verde Realty Long-Term Incentive Plan (the “Incentive Plan”)) that would otherwise be granted to him under and in accordance with the provisions of the Incentive Plan during the Plan Year to which the Deferral Election relates be granted in the form of “Deferred Share Units”, with one Deferred Share Unit corresponding to each Restricted Share that would otherwise have been granted to the individual under the Incentive Plan for such Plan Year, (b) to have such Deferred Share Units be subject to the terms and conditions of the Plan; and (c) to elect a Payment Date (as defined in subsection 5.2) as described in subsections 3.2 and 3.3. All Deferred Share Units that are subject to a Deferral Election under the Plan shall be treated as granted to the individual on the date that the corresponding Restricted Shares would otherwise have been granted under the Incentive Plan and shall be subject in all respects to the terms and conditions of the Plan. Amounts deferred under the Plan pursuant to an eligible employee’s Deferral Election (as adjusted in accordance with Section 4) are sometimes referred herein as “Deferred Amounts”.

3.2 Filing of Deferral Elections. Any Deferral Election under the Plan shall be in writing and shall be filed with the Administrative Committee at such time and in such manner as the Administrative Committee shall provide; provided, however, that in no case shall a Deferral Election with respect to any Restricted Shares be made later than December 31 (or such earlier date specified by the Administrative Committee) of the year preceding the Plan Year in which the Restricted Shares would otherwise be granted to the individual under the Incentive Plan and shall be irrevocable as of such December 31 or such earlier date specified by the Administrative Committee. Except as otherwise provided in subsection 3.3 (relating to changes to the Payment Date), any modification or revocation of a Deferral Election shall be effective for the Plan Year following the Plan Year in which it is made.

3.3 Changes to Payment Date. By filing a revised Deferral Election with the Administrative Committee in accordance with such procedures established by the Administrative Committee, a Participant may change the Payment Date then in effect with respect to Deferred Amounts for a Plan Year; provided, however, that in no event shall any change to the Payment Date result in an acceleration of payments. In no event shall a change to the Payment Date be given effect unless it is filed with the Administrative Committee at least twelve months prior to the then current Payment Date and no change to the Payment Date shall become effective until twelve months following the date on which it is filed with the Administrative Committee. In the event a Participant files a revised Deferral Election with respect to the Payment Date for any Plan Year, the Payment Date for the applicable Deferred Amounts shall be deferred to the date that is five years after the Payment Date in effect prior to the change; provided, however, that no change to a Payment Date shall be given effect if the Payment Date after the change and in accordance with the foregoing would be after the tenth anniversary of the date on which the Participant’s employment with the Company and the Related Companies terminates for any reason (the “Termination Date”). Any change to the Payment Date for Deferred Amounts for a Plan Year shall apply to all Deferred Amounts for such Plan Year.

3.4 Hardship Withdrawal Under Qualified Plan. If a Participant receives a hardship withdrawal from the qualified retirement plan of any Employer or Related Company and, as a result of such withdrawal, is precluded by the terms of the qualified retirement plan from having amounts deferred under the Plan, then all deferrals to the Plan pursuant to the Participant’s Deferral Election shall be cancelled and any future Deferral Elections by such Participant shall be subject to the provisions of subsections 3.2 and 3.3.

SECTION 4

Plan Accounting

4.1 Accounts. The Administrative Committee shall establish an “Account” for each Participant who files a Deferral Election under subsection 3.1. The Administrative Committee may establish such subaccounts within each Account as the Administrative Committee determines appropriate to facilitate administration of the Plan.

4.2 Adjustment of Accounts. Each Participant’s Account shall be adjusted as follows:

(a)	As of the date on which Restricted Shares would otherwise be granted to the Participant under the Incentive Plan but for his Deferral Election, his Account shall be credited with that number of Deferred Share Units equal to the number of Restricted Shares that otherwise would have been granted to him under the Incentive Plan but for his Deferral Election.

(b)	As of each dividend payment date with respect to common shares of beneficial interest, $.01 par value per share, of the Company (“Common Shares”), the Participant’s Account shall be credited with additional units (“Dividend Equivalent Units”) equal to (i) the amount of the dividend paid on a Common Share (or value in the case of any dividend paid in the form of Common Shares) divided by, (ii) the Fair Market Value of a Common Share on the dividend payment date, (iii) multiplied by the number of Deferred Share Units and Dividend Equivalent Units credited to his Account as of the record date applicable to the dividend payment date that are entitled to Dividend Equivalent Units. Prior to the date on which the Deferred Share Units are vested, a Participant shall only be entitled to Dividend Equivalent Units with respect thereto if the Participant would have been entitled to receive dividends with respect to the Restricted Shares to which the Deferred Share Units relate.

(c)	As of each Payment Date, the Participant’s Account shall be charged with the number of Deferred Share Units and Dividend Equivalent Units that are distributed to the Participant as of such Payment Date.

For purposes of the Plan, the “Fair Market Value” of a Common Share as of any date (the “Valuation Date”) shall mean the value determined by the most recent valuation of Common Shares prior to the Valuation Date or in the most recent offering of Common Shares prior to the Valuation Date, whichever is closer to the Valuation Date.

4.3 Adjustments in the Event of Restructuring. In the event of a corporate transaction involving the Company (including, without limitation, any share dividend, share split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Administrative Committee may adjust the Deferred Share Units and Dividend Equivalent Units credited to Participants’ Accounts to preserve the benefits or potential benefits of the Account. Action by the Administrative Committee may include: (i) adjustment of the number and kind of securities to which the Deferred Share Units and Dividend Equivalent Units relate and (ii) any other adjustments that the Administrative Committee determines to be equitable. In determining what action, if any, is necessary or appropriate under the foregoing provisions of this subsection 4.3, the Administrative Committee shall act in a manner that it determines to be consistent with the purpose of the Plan and of the affected Accounts and, where applicable or otherwise appropriate, in a manner that it determines to be necessary to preserve the benefits and potential benefits of the affected Accounts for the Participants and the Company.

SECTION 5

Payment of Deferred Amounts

5.1 Vesting. Deferred Share Units under the Plan shall be subject to the same vesting provisions as the Restricted Shares to which they relate. Dividend Equivalent Units under the Plan shall be subject to the same vesting provisions as the Deferred Share Units to which they relate.

5.2 Time and Form of Payment. Subject to the provisions of this subsection 5.2 and the other terms and conditions of the Plan, payment of the portion of a Participant’s Account attributable to Deferred Amounts for any Plan Year shall be made to the Participant as soon as practicable (but not more than 90 days) after the following “Payment Date” elected by the Participant in his Deferral Election with respect to that Plan Year:

(a)	the Participant’s Termination Date;

(b)	the fifth anniversary of the Participant’s Termination Date; or

(c)	the tenth anniversary of the Participant’s Termination Date.

If a Participant does not elect a Payment Date in his Deferral Election for any Plan Year, the Payment Date for all Deferred Amounts for such Plan Year shall be the Participant’s Termination Date. All distributions under the Plan on any Payment Date shall be in a lump sum cash payment in an amount equal to (i) the number of vested Deferred Share Units and Dividend Equivalent Units credited to the Participant’s Account as of the Payment Date that are to be distributed as of such Payment Date, multiplied by (ii) the Fair Market Value of a Common Share on the Payment Date. In the event of the Participant’s death prior to payment of his entire Account balance, payment of the remaining Account balance shall be made in a cash lump sum to the beneficiary or beneficiaries designated by the Participant in writing filed with the Administrative Committee in accordance with subsection 5.3, which payment shall be made as soon as practicable (but not more than 90 days) after the Participant’s death.

5.3 Beneficiary Designation. Each Participant may, from time to time by signing a form furnished by the Administrative Committee, designate any legal or natural person or persons (who may be designated contingently or successively) to whom his benefits under the Plan are to be paid if he dies before he receives all of his benefits. A beneficiary designation form will be effective only when the signed form is filed with the Administrative Committee while the Participant is alive and will cancel all beneficiary designation forms filed earlier. If a deceased Participant failed to designate a beneficiary as provided above, or if the designated beneficiary of a deceased Participant died before him, his benefits shall be paid to his estate.

5.4 Withholding for Tax Liability. The Company may withhold or cause to be withheld from any amount otherwise due to the Participant or subject to a Deferral Election under the Plan or any payment of benefits made pursuant to the Plan any taxes required to be withheld and such sum as the Company may reasonably estimate to be necessary to cover any taxes for which the Company or an Employer may be liable and which may be assessed with regard to such deferrals or payments under the Plan. Notwithstanding the foregoing, withholding of amounts otherwise subject to a Deferral Election under the Plan shall be limited to (a) the amount required to pay the tax imposed by the Federal Insurance Contributions Act (“FICA”) under sections 3101, 3121(a) and 3121(v) of the Code on compensation deferred under the Plan (the “FICA Amount”), and (b) income tax imposed under section 3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Amount and to pay the additional income tax attributable to the pyramiding of wages under section 3401 and taxes. Notwithstanding the foregoing, the total amount of withholding pursuant to the preceding sentence shall not exceed the aggregate FICA Amount and the income tax withholding related to such FICA Amount.

5.5 Claims for Benefits. The Administrative Committee shall establish procedures pursuant to which Participants may make claims for benefits under the Plan and appeal the denial of claims. Any procedures established by the Administrative Committee shall be in compliance with the applicable requirements of ERISA.

5.6 Special 409A Rules. Notwithstanding any other provision of the Plan to the contrary, if any payment hereunder is subject to section 409A of the Code, if such payment is to be paid on account of the Participant’s separation from service (within the meaning of Section 409A of the Code) and if the Participant is a specified employee (within the meaning of Section 409A(a)(2)(B) of the Code), such payment shall be delayed until the first day of the seventh month following the Participant’s separation from service (or, if later, the date on which such payment is otherwise to be paid under the Plan). In all cases, whether a Participant has had a Termination Date for purposes of the Plan shall be determined in accordance with the requirements of section 409A of the Code (and applicable guidance issued thereunder) relating to separations from service without application of any alternative levels of reductions of bona fide services permitted thereunder.

SECTION 6

Amendment or Termination

6.1 Administrative Amendments. The Administrative Committee may make minor or administrative amendments to the Plan that do not significantly increase the benefits provided under the Plan.

6.2 Amendments and Termination. The Company may amend or, subject to the requirements of section 409A of the Code, terminate the Plan at any time; provided, however, that no amendment or termination may reduce the number of Deferred Share Units or Dividend Equivalent Units credited to a Participant’s Account as of the effective date of the amendment or termination (other than as provided in subsection 4.3). An Employer may terminate its participation in the Plan, provided that it has made adequate provision for any amount payable by it under the terms of the Plan as in effect on the date it terminates its participation in the Plan. In the event of Plan termination, Participants’ Accounts will be distributed in accordance with Payment Elections on file as of the termination date.

6.3 Successors. The obligations of the Company and each Employer under the Plan shall be binding upon any assignee or successor in interest thereto. Neither the Company nor any Employer shall merge or consolidate with any corporation or other entity, or liquidate or dissolve, without making suitable arrangement for the payment of any benefits payable under the Plan.